Exhibit 15.2

Santech Holdings Limited Level 15, AIA Central No.1 Connaught Road Central Central, Hong Kong	Email vchan@applebyglobal.com Direct Dial +852 2905 5759 Tel +852 2523 8123 Fax +852 2524 5548 Appleby Ref 470985.0001

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

John McCarroll SC

Lorinda Peasland

Eliot Simpson

17 October 2025

Dear Sirs

Santech Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Santech Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year June 30, 2025 (the “Annual Report”).

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation - Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Appleby

Appleby

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